Exhibit 99.1f

PRICEWATERHOUSECOOPERS ~

PricewaterhouseCoopers LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone (646) 471-4000

Facsimile (813) 286-6000

Direct phone (646) 471-7516

Direct fax (646) 471-8967

Report of Independent Auditors

To the Board of Directors of

PMCC Holding Company:

We have examined the assertion, dated February 27, 2004, by management of Prudential Asset Resources, Inc. (the "Company"), your indirect, wholly-owned subsidiary, about the Company's compliance with its established minimum servicing policy ("Servicing Policy"), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of December 31, 2003, and for the fiscal year then ended, included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with the Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Servicing Policy.

In our opinion, management's assertion that the Company complied with the aforementioned Servicing Policy as of and for the fiscal year then ended December 31, 2003 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP

February 27, 2004